Exhibit 99.2

                      Cytec Elects New Director


    WEST PATERSON, N.J.--(BUSINESS WIRE)--Feb. 1, 2007--Cytec
Industries Inc. (NYSE:CYT) announced today that the Company's Board of Directors has elected Mr. Thomas Rabaut as a new director increasing the size of the Board to ten. Mr. Rabaut recently retired as President of the Land and Armaments Operating Group of BAE Systems.

    Mr. Rabaut, after his military service, started his industrial career with FMC Corporation in 1977 and held a variety of operational leadership positions to become in 1993 the Vice President and General Manager of the FMC Defense Systems Group. Subsequently, the business was acquired by the Carlyle Group, and Mr. Rabaut became President and CEO of this business which was renamed United Defense LP. Mr. Rabaut led the growth of the business with the introduction of new platforms as well as various successful acquisitions. In 2005, the company was purchased by BAE Systems plc and Mr. Rabaut was appointed as the first President of the Land and Armaments Group.

    David Lilley, Chairman, President and Chief Operating Group commented, "We are delighted that Tom is joining Cytec's Board of Directors and look forward to Tom making a significant contribution to the continuing successful growth of Cytec by utilizing his extensive business and operating knowledge and experience."

    Corporate Profile

    Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.


    CONTACT: Cytec Industries Inc.
             David M. Drillock (Investment Community)
             973-357-3249
             or
             Gail Petersen (Media)
             973-357-3319